Exhibit 99.1

News Release

Weatherford Reports Second Quarter 2018 Results

BAAR, SWITZERLAND, July 27, 2018 - Weatherford International plc (NYSE: WFT) reported a net loss of $264 million, or a loss of $0.26 per share for the second quarter of 2018.

Weatherford’s non-GAAP net loss for the second quarter of 2018, which excludes unusual charges and credits, was $156 million, or $0.16, diluted loss per share. This compares to a $188 million non-GAAP net loss in the prior quarter, or $0.19 diluted loss per share, and a $282 million non-GAAP net loss for the second quarter of 2017, or $0.28 diluted loss per share.

Significant Highlights

•	Segment operating income improved by 73% sequentially and by 195% on a year-over-year basis.

•	The annualized impact of recurring transformation benefits improved to $192 million – an increase of 78% compared to first quarter 2018 and representing 19% of our transformation target.

•	A definitive agreement was signed to sell Weatherford’s land drilling rig business in Saudi Arabia, Kuwait and Algeria for cash proceeds of $287.5 million.

•	Weatherford’s Magnus™ push-the-bit rotary steerable system was successfully launched and completed jobs in multiple countries.

•	An alliance with Valiant Artificial Lift Solutions was formed to jointly commercialize electrical submersible pumps (ESPs).

•	Weatherford sold its 50% interest in the Sunita Hydrocolloids Inc. joint venture in July 2018.

Revenue in the second quarter of 2018 was $1.45 billion, which increased 2% from the $1.42 billion of revenue in the prior quarter and 6% from the $1.36 billion of revenue reported for the second quarter of 2017. Revenues increased sequentially on higher rig count and improved product mix in the U.S., integrated service projects in Mexico, seasonal improvement in the North Sea and higher activity levels in Saudi Arabia and Asia, offset by the seasonal slowdown associated with spring breakup in Canada.

Year-over-year revenue growth was driven by results in the Western Hemisphere, attributable to increased production and completions work in the U.S. and additional integrated service projects activity in Mexico. In the Eastern Hemisphere, higher volume in Saudi Arabia was offset by a reduced number of offshore projects in West Africa and Asia combined with adverse exchange rate effects in Russia.

Operating loss for the second quarter of 2018 was $73 million. Excluding unusual charges and credits, segment operating income in the second quarter of 2018 was $69 million, up $29 million or 73%, sequentially and up $142 million, or 195%, year-over-year. The sequential improvement in the Western Hemisphere was due to overall increased activity levels, a favorable product mix and improved operational efficiency associated with Weatherford’s transformation efforts. Eastern Hemisphere operating income increased primarily due to transformation initiatives resulting in a lower cost structure.

The year-over-year operating income improvements were driven by production and completions activity increases in the U.S. and market share gains in Latin America, combined with lower operating costs from the transformation initiatives in both the Western and Eastern Hemispheres.

In the quarter, we recorded pre-tax charges of $109 million, which consist of $70 million in impairments and asset write-downs, primarily related to land drilling rigs, $38 million in restructuring and transformation charges and $11 million in Angolan kwanza currency devaluation charges, partially offset by a $10 million credit related to the fair value adjustment of the outstanding warrant.

In the second quarter of 2018, incremental recurring benefits as a result of the transformation plan were $21 million. Total recognized recurring operating improvements during the second quarter were $48 million, or $192 million on an annualized basis, representing 19% of our $1 billion target.

Mark A. McCollum, President and Chief Executive Officer, commented, “We have taken significant steps to strengthen our organization and lay the foundation for sustainable growth. Our second quarter results reflect improvement in revenues, segment operating income and adjusted EBITDA and confirm that we are on the path to becoming a stronger and healthier company. As global activity levels continue to improve and our transformation continues to gain momentum, I remain confident that we will reach our previously outlined operational and financial objectives, including achieving $1 billion in annualized recurring adjusted EBITDA benefit by year-end 2019.”

McCollum continued, “Seasonal trends worked against us this quarter, causing us to miss our working capital objectives and, in turn, our cash flow target. The entire organization, however, remains intensely focused on delivering our objective of breakeven free cash flow for the year, and remedial actions have already been implemented to get us back on plan. With a clear mission, the right structure, and a solid strategy, our team is embracing this challenge head-on. We are continuing to drive significant change across all aspects of our business to better position Weatherford to create value for all of our stakeholders.”

Land Drilling Rigs
Weatherford signed a definitive agreement with ADES International for the sale of the land drilling rig operations in Saudi Arabia, Kuwait and Algeria as well as two idle rigs in Iraq for cash proceeds of $287.5 million. The remainder of the fleet will be sold over the coming quarters.

Operational highlights in the land drilling rigs business during the quarter include:

•	The business received award letters for contract extensions in Algeria, Colombia, Egypt, India, Iraq, Kuwait, Mexico and Saudi Arabia.

•	The fleet achieved the lowest amount of nonproductive time during rig moves since 2016.

•	10 rigs have operated without a recordable incident for periods ranging from 1 to 17 years.

Cash Flow
Net cash used by operating activities was $130 million for the second quarter of 2018, driven by cash payments of $99 million for debt interest and $29 million for cash severance, restructuring and transformation. Second quarter total capital expenditures of $48 million, including investments in held for sale land drilling rigs, increased by $10 million, or 26%, sequentially and increased $6 million or 14% from the same quarter in the prior year.

Operating Segments

	Three Months Ended			Change
(In Millions)	6/30/2018	3/31/2018	6/30/2017	Sequential		YoY
Western Hemisphere
Revenues	$769	$756	$678	2%		13%
Segment Operating Income (Loss)	$50	$24	$(51)	108%		198%
Segment Operating Margin	6.5%	3.2%	(7.5)%	330	bps	1,400	bps

Eastern Hemisphere
Revenues	$679	$667	$685	2%		(1)%
Segment Operating Income (Loss)	$19	$16	$(22)	19%		186%
Segment Operating Margin	2.8%	2.4%	(3.2)%	40	bps	600	bps

Western Hemisphere

Second quarter revenues of $769 million were up $13 million or 2% sequentially, and up $91 million, or 13%, year-over-year. The sequential growth resulted from higher U.S. rig counts, more favorable product mix and increased activity in Mexico, Argentina and Colombia, offset by the spring breakup in Canada. Year-over-year revenues increased on higher activity levels for the Completions, Production and Well Construction product lines in the U.S. and from growth in integrated service projects in Mexico.

Second quarter segment operating income of $50 million was up $26 million, sequentially and up $101 million year-over-year. The sequential increase resulted from the revenue drivers described above and reduced operating costs due to the transformation efforts. Year-over-year results improved due to increased activity levels in the U.S. and Mexico, offset by a more severe impact from the spring breakup in Canada. A change in revenue recognition in Venezuela reduced operating results in the second quarter of the prior year.

Operational highlights in the Western Hemisphere during the quarter include:

•	Weatherford was awarded a 5-year contract worth $300 million by a major operator in Argentina. The contract entails fracturing, coiled tubing, wireline, completions and testing services.

•
Weatherford was awarded a 5-year contract worth $270 million to provide multiple product line services for a major operator in Colombia. The contract includes services for fracturing, coiled tubing, wireline, fishing, re-entry, tubular running, completions and testing, among others.

•	Indications of demand for Weatherford’s RotaFlex® long-stroke pumping units in the U.S. for the second half of 2018 are double the rate of deliveries we made during the first half of the year.

•
Several U.S. operators in major basins signed new software contracts with Weatherford. One of the contracts engaged Weatherford to install ForeSite® production optimization software on approximately 26,000 wells.

•
Weatherford has increased integrated project activity for development wells in Mexico, with services ranging from drilling to completions. In one offshore well, Weatherford reduced the expected operational time by 22 days, equal to $2 million, by deploying proven technologies, including two RipTide® drilling reamers and the Microflux® control system.

•	In an onshore oil well in Mexico, the Weatherford Magnus™ rotary steerable system increased the rate of penetration, which improved the drilling time by approximately 50%.

•
In a cased-hole well in Colombia, Weatherford used the shallow-angle QuickCut™ casing-exit system to complete a sidetrack, which saved 7.5 hours of rig time compared to window-milling estimates. The sidetrack enabled reaching total depth without drilling a new well, which saved the customer approximately $2 million.

•
Weatherford commercially deployed the recently launched WFXØ® openhole gravel-pack system for an offshore project in Brazil. The system was configured to perform a multizone acid job from a single point, and oil production increased by 32%.

Eastern Hemisphere

Second quarter revenues of $679 million were up $12 million or 2% sequentially, and down $6 million or 1% year-over-year. The sequential increase was primarily due to seasonal improvement in the North Sea and from completions activity in Saudi Arabia and Asia, offset by decreased Production deliveries in Kuwait. Year-over-year revenues decreased slightly with increased completions and well construction activity in Saudi Arabia offset by fewer offshore projects in West Africa and Asia combined with adverse exchange rate effects in Russia.

Second quarter segment operating income of $19 million was up $3 million sequentially, and up $41 million year-over-year. The sequential and year-over-year increases were primarily due to improvements from transformation initiatives and a lower cost structure.

Operational highlights in the Eastern Hemisphere during the quarter include:

•
Weatherford delivered managed pressure drilling (MPD) technologies that mitigated risks in a gas-well drilling campaign in the Middle East. The technologies enabled drilling the well sections to total depth despite the ultranarrow window and high-pressure, high-temperature conditions. Compared to conventional drilling methods, MPD reduced the average drilling time by 15 days.

•
In two wells in the Middle East, Weatherford supplied completions and cementing equipment, including the SwageSet VØ™ packoff stage tool. The 13 3/8-inch tool size proved successful in its first two runs and the seal eliminated casing-to-casing annular gas migration.

•
Weatherford marked its return to the Kuwait liner-hanger business by securing a sizable contract. As a result of the awards, Weatherford will extend traditional field of operations into the deep drilling sector.

•
Weatherford replaced an incumbent wireline service provider on an onshore oil well in Kuwait. By conveying Compact™ tools through drillpipe, Weatherford secured the requested data with zero nonproductive time.

•
Working closely alongside the operator, Weatherford devised a completion solution including Maxflo® chrome premium sand screens. The solution maximized reservoir contact for 2,646 feet with the longest 4 1/2-inch Maxflo® sand screen installation in a 5 7/8-inch openhole gas well.

•
Weatherford was awarded a 3-year contract for tubular running services in 11 wells as part of a critical project for delivering cleaner burning natural gas in Australia. The win can be credited to Weatherford’s leading technology and track record for delivering incident-free operations with low nonproductive time.

Reclassifications

In 2018 we adopted pension accounting standards on a retrospective basis, reclassifying the presentation of non-service cost components of net periodic pension and post-retirement cost from our operating income to non-operating Other Income (Expense), Net. All prior periods have been restated to conform to the current presentation within the Condensed Consolidated Statements of Operations and other financial information in the following pages.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 740 locations, including manufacturing, service, research and development and training facilities and employs approximately 28,600 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on July 27, 2018, at 8:30 a.m. Eastern Time (ET), 7:30 a.m. Central Time (CT). Weatherford invites investors to listen to the call live and review related presentation materials via the Company’s website. Conference call details and presentation materials can be found at https://www.weatherford.com/en/investor-relations/financial-information/conference-call-details/. A recording of the conference call and transcript of the call will be available in the Investor Relations section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected efficiencies and cost savings associated with our transformation plans; completion of potential dispositions, and the changes in spending and payment timing by our clients and customers. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017
Revenues:
Western Hemisphere	$769	$678	$1,525	$1,411
Eastern Hemisphere	679	685	1,346	1,338
Total Revenues	1,448	1,363	2,871	2,749

Operating Income (Loss):
Western Hemisphere	50	(51)	74	(81)
Eastern Hemisphere	19	(22)	35	(81)
Segment Operating Income (Loss)	69	(73)	109	(162)
Corporate Expenses	(34)	(33)	(70)	(66)
Restructuring and Transformation Charges	(38)	(31)	(63)	(106)
Other Charges, Net	(70)	(8)	(88)	(25)
Total Operating Loss	(73)	(145)	(112)	(359)

Other Income (Expense):
Interest Expense, Net	(152)	(138)	(301)	(279)
Bond Tender and Call Premium	—	—	(34)	—
Warrant Fair Value Adjustment	10	127	56	65
Currency Devaluation Charges	(11)	—	(37)	—
Other Income (Expense), Net	(7)	8	(15)	15
Net Loss Before Income Taxes	(233)	(148)	(443)	(558)

Income Tax Provision	(26)	(17)	(58)	(50)

Net Loss	(259)	(165)	(501)	(608)
Net Income Attributable to Noncontrolling Interests	5	6	8	11
Net Loss Attributable to Weatherford	$(264)	$(171)	$(509)	$(619)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.26)	$(0.17)	$(0.51)	$(0.63)

Weighted Average Shares Outstanding:
Basic & Diluted	997	990	995	989

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Revenues:
Western Hemisphere	$769	$756	$759	$767	$678
Eastern Hemisphere	679	667	731	693	685
Total Revenues	$1,448	$1,423	$1,490	$1,460	$1,363

	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Operating Income (Loss):
Western Hemisphere	$50	$24	$(35)	$3	$(51)
Eastern Hemisphere	19	16	(48)	(10)	(22)
Segment Operating Income (Loss)	69	40	(83)	(7)	(73)
Corporate Expenses	(34)	(36)	(36)	(28)	(33)
Restructuring and Transformation Charges	(38)	(25)	(43)	(34)	(31)
Other Charges, Net	(70)	(18)	(1,579)	(1)	(8)
Total Operating Loss	$(73)	$(39)	$(1,741)	$(70)	$(145)

	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Product and Service Line (a) Revenues:
Production	$394	$381	$408	$381	$335
Completion	303	294	339	320	301
Drilling and Evaluation	341	358	349	347	331
Well Construction	410	390	394	412	396
Total Product and Service Line Revenues	$1,448	$1,423	$1,490	$1,460	$1,363

	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Depreciation and Amortization:
Western Hemisphere	$56	$60	$80	$89	$92
Eastern Hemisphere	84	86	109	108	111
Corporate	4	1	1	2	1
Total Depreciation and Amortization	$144	$147	$190	$199	$204

(a)
Production includes Artificial Lift Systems, Stimulation and Testing and Production Services. Completions includes Completion Systems, Liner Systems and Cementing Products. Drilling and Evaluation includes Drilling Services, Managed Pressure Drilling, Surface Logging Systems, Wireline Services and Reservoir Solutions. Well Construction includes Tubular Running Services, Intervention Services, Drilling Tools and Rental Equipment and Land Drilling Rigs.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	6/30/2018	3/31/2018	6/30/2017	6/30/2018	6/30/2017
Operating Loss:
GAAP Operating Loss	$(73)	$(39)	$(145)	$(112)	$(359)
Restructuring and Transformation Charges (a)	38	25	31	63	106
Impairments, Asset Write-Downs and Other (b)	70	18	8	88	25
Operating Non-GAAP Adjustments	108	43	39	151	131
Non-GAAP Adjusted Operating Income (Loss)	$35	$4	$(106)	$39	$(228)

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(233)	$(210)	$(148)	$(443)	$(558)
Operating Non-GAAP Adjustments	108	43	39	151	131
Bond Tender and Call Premium (c)	—	34	—	34	—
Warrant Fair Value Adjustment	(10)	(46)	(127)	(56)	(65)
Defined Benefit Pension Plan Gains (d)	—	—	(20)	—	(40)
Currency Devaluation Charges (e)	11	26	—	37	—
Non-GAAP Adjustments Before Taxes	$109	$57	$(108)	$166	$26
Non-GAAP Loss Before Income Taxes	$(124)	$(153)	$(256)	$(277)	$(532)

(Provision) Benefit for Income Taxes:
GAAP Provision for Income Taxes	$(26)	$(32)	$(17)	$(58)	$(50)
Tax Effect on Non-GAAP Adjustments	(1)	—	(3)	(1)	(7)
Non-GAAP Provision for Income Taxes	$(27)	$(32)	$(20)	$(59)	$(57)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(264)	$(245)	$(171)	$(509)	$(619)
Non-GAAP Adjustments, net of tax	108	57	(111)	165	19
Non-GAAP Net Loss	$(156)	$(188)	$(282)	$(344)	$(600)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.26)	$(0.25)	$(0.17)	$(0.51)	$(0.63)
Non-GAAP Adjustments, net of tax	0.10	0.06	(0.11)	0.16	0.02
Non-GAAP Diluted Loss per Share	$(0.16)	$(0.19)	$(0.28)	$(0.35)	$(0.61)

GAAP Effective Tax Rate (f)	(11)%	(15)%	(12)%	(13)%	(9)%
Non-GAAP Effective Tax Rate (g)	(22)%	(21)%	(8)%	(21)%	(11)%

(a)	Represents severance, transformation and facility exit costs in 2018.

(b)
Represents long-lived asset impairments, other asset write-downs and inventory charges, partially offset by gains on purchase of the remaining interest in a joint venture, property sales and a reduction of a contingency reserve on a legacy contract in 2018.

(c)	Represents a bond tender and call premium on the tender offer redemption of our 9.625% senior notes.

(d)
Represents the supplemental executive retirement plan gain that was reclassified from Operating Non-GAAP Adjustments to non-operating Other Income (Expense), Net upon retrospective adoption of the new pension accounting standards in the first quarter of 2018.

(e)	Represents currency devaluations of the Angolan kwanza and Venezuelan bolivar.

(f)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes and calculated in thousands.

(g)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	6/30/2018	3/31/2018	6/30/2017	6/30/2018	6/30/2017

Net Loss Attributable to Weatherford	$(264)	$(245)	$(171)	$(509)	$(619)
Net Income Attributable to Noncontrolling Interests	5	3	6	8	11
Net Loss	(259)	(242)	(165)	(501)	(608)
Interest Expense, Net	152	149	138	301	279
Income Tax Provision	26	32	17	58	50
Depreciation and Amortization	144	147	204	291	412
EBITDA	63	86	194	149	133

Other (Income) Expense Adjustments:
Warrant Fair Value Adjustment	(10)	(46)	(127)	(56)	(65)
Bond Tender and Call Premium	—	34	—	34	—
Currency Devaluation Charges	11	26	—	37	—
Other (Income) Expense, Net	7	8	(8)	15	(15)
Restructuring and Transformation Charges	38	25	31	63	106
Impairments, Asset Write-Downs and Other	70	18	8	88	25
Adjusted EBITDA	$179	$151	$98	$330	$184

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Assets:
Cash and Cash Equivalents	$415	$459	$613	$445	$584
Accounts Receivable, Net	1,167	1,100	1,103	1,236	1,165
Inventories, Net	1,143	1,225	1,234	1,752	1,728
Assets Held for Sale	489	369	359	935	929
Property, Plant and Equipment, Net	2,273	2,580	2,708	3,989	4,111
Goodwill and Intangibles, Net	2,837	2,968	2,940	2,575	2,527

Liabilities:
Accounts Payable	754	809	856	815	837
Short-term Borrowings and Current Portion of Long-term Debt	295	153	148	391	152
Long-term Debt	7,634	7,639	7,541	7,530	7,538

Shareholders’ Equity:
Total Shareholders’ Equity (a)	(1,312)	(898)	(571)	1,384	1,524

(a)
On January 1, 2018, we adopted the accounting standard related to taxes on intra-entity transfers of non-inventory assets on a modified retrospective basis and the impact from this adoption was to record the previously recorded prepaid taxes as an adjustment to retained earnings. In addition we also adopted the revenue recognition accounting standard and recorded the cumulative effect of the changes made to our consolidated balance sheet as an adjustment to retained earnings.

Weatherford International plc
Net Debt (a)
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 6/30/2018:
Net Debt at 3/31/2018 (a)			$(7,333)
Operating Loss			(73)
Depreciation and Amortization			144
Capital Expenditures for Property, Plant and Equipment			(39)
Capital Expenditures for Assets Held for Sale			(9)
Proceeds from Sale of Assets			38
Acquisition of Intangibles			(4)
Increase in Working Capital (b)			(121)
Other Financing Activities			(4)
Accrued Litigation and Settlements			(15)
Income Taxes Paid			(19)
Interest Paid			(99)
Other			20
Net Debt at 6/30/2018 (a)			$(7,514)

Change in Net Debt for the Six Months Ended 6/30/2018:
Net Debt at 12/31/2017 (a)			$(7,076)
Operating Loss			(112)
Depreciation and Amortization			291
Capital Expenditures for Property, Plant and Equipment			(68)
Capital Expenditures for Assets Held for Sale			(18)
Proceeds from Sale of Assets			50
Acquisition of Intangibles			(7)
Other Financing Activities			(14)
Increase in Working Capital (b)			(166)
Accrued Litigation and Settlements			(23)
Income Taxes Paid			(66)
Interest Paid			(273)
Other			(32)
Net Debt at 6/30/2018 (a)			$(7,514)

Components of Net Debt (a)	6/30/2018	3/31/2018	12/31/2017
Cash	$415	$459	$613
Short-term Borrowings and Current Portion of Long-term Debt	(295)	(153)	(148)
Long-term Debt	(7,634)	(7,639)	(7,541)
Net Debt (a)	$(7,514)	$(7,333)	$(7,076)
(a) “Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
(b) Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.